AMENDMENT TO RIGHTS AGREEMENT

               Amendment No. 3 (this "Amendment"), dated as of May 12, 1997, to the Rights Agreement, dated as of January 30, 1986, as amended on December 27, 1995, and May 9, 1997 (the "Rights Agreement"), between Dynamics Corporation of America, a New York corporation (the "Company"), and BankBoston (formerly The First National Bank of Boston), a national banking association (the "Rights Agent"). All capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Rights Agreement.

               WHEREAS, the Company, CTS Corporation, an Indiana corporation ("Parent"), and CTS First Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Parent ("Sub"), have proposed to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, (i) Sub will commence a tender offer to acquire shares of the Company's outstanding common stock (the "Offer") and (ii) thereafter Sub will merge into the Company (the "Merger") and each outstanding share of common stock of the Company will be converted into the right to receive shares of common stock of Parent, each subject to the terms and conditions of the Merger Agreement;

               WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

               WHEREAS, the Company deems the following amendment to the Rights Agreement to be necessary and desirable and in the best interests of the holders of Rights Certificates; and

               WHEREAS, Section 26 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement.

               NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

               1. Section 1(i) of the Rights Agreement is hereby amended to read in its entirety as follows:

               "(i) "Expiration Date" shall mean the earliest to occur of
        (a) February 14, 2006, or such other date to which the Rights may be extended pursuant to Section 7 hereof, (b) the date on which the Rights are redeemed as provided in Section 23 hereof and (c) immediately prior to the Effective Time of the Merger (each as defined in the Agreement and Plan of Merger, dated as of May 9, 1997, including any amendment or supplement thereto (the "Merger Agreement"), among CTS Corporation ("Parent"), CTS First Acquisition Corp. and the Company)."

               2. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 1:

               "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, none of Parent, any of its Affiliates or Associates or any of its permitted assignees or transferees shall be deemed an Acquiring Person and neither a Distribution Date nor a Stock Acquisition Date shall be deemed to occur, in each such case, by reason of the approval, execution or delivery of the Merger Agreement, the announcement or completion of the Offer (as defined in the Merger Agreement), the consumma-tion of the Merger (as defined in the Merger Agreement) or the consummation of the other transactions contemplated by the Merger Agreement."

               3. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.


               IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                            DYNAMICS CORPORATION OF AMERICA


                                            By    /s/ Henry V. Kensing
                                              Name:   Henry V. Kensing
                                              Title:  Vice President,
                                                      General Counsel and
                                                      Secretary

                                            BANKBOSTON, N.A. (Formerly
                                            The First National Bank of
                                            Boston)


                                            By   /s/ Virginia L. Knowlton
                                              Name:   Virginia L. Knowlton
                                              Title:  Authorized Signatory